Exhibit 99
Parker Drilling Reports Results for 2009 Year and Fourth Quarter
HOUSTON, Feb. 25, 2010 — Parker Drilling (NYSE: PKD), a global drilling contractor and service provider, today reported results for the year and three-month periods ended December 31, 2009. The Company’s results for the year included net income of $9.3 million or $0.08 per diluted share on revenues of $752.9 million, compared with net income of $22.7 million or $0.20 per diluted share on revenues of $829.8 million for the prior year. Excluding the effects of non-routine items the Company reported 2009 net income of $16.5 million or $0.14 per diluted share, compared with similarly adjusted 2008 net income of $92.6 million or $0.82 per diluted share. Adjusted EBITDA, excluding non-routine items, was $166.8 million, compared with $285.6 million for the prior year.
For the three months ended December 31, 2009, Parker reported a net loss of $4.3 million or $0.04 per diluted share on revenues of $175.8 million, compared with a net loss of $40.2 million or $0.36 per diluted share on revenues of $212.4 million for the prior year’s fourth quarter. Excluding the effects of non-routine items the Company reported a 2009 fourth quarter net loss of $0.5 million or $0.00 per diluted share, compared with similarly adjusted 2008 fourth quarter net income of $29.2 million or $0.26 per diluted share. Adjusted EBITDA, excluding non-routine items, was $34.5 million, compared with $75.6 million for the prior year’s fourth quarter.
“As a result of our business balance and geographic diversity Parker was able to lessen the impact of the volatile conditions and difficult market forces of 2009,” said president and chief executive officer David C. Mannon. “We delivered sound financial results despite significant market instability and uncertainty. Guided by our long-term strategy, we continued to invest for future growth during this industry down-cycle and to position ourselves for stronger performance in the years ahead. In 2009 we captured the lead position in the U.S. barge drilling market, expanded the presence of our rental tools operation and moved forward on our projects to begin drilling operations in Alaska, a growing market for us. We enter 2010 in sound financial condition with sufficient resources to provide for the needs of our current operations and to fund our growth initiatives.”
Fourth Quarter Highlights
•	Revenues of $175.8 million, though below the prior year’s fourth quarter revenues, were better than the 2009 third quarter in all but the Construction Contracts segment;
•	Gross margin for the Rental Tools segment increased, compared to the 2009 third quarter, due to improving demand and less price discounting;
•	The U.S. Barge Drilling segment reported a positive gross margin for the 2009 fourth quarter. In doing so, it achieved a better-than-breakeven gross margin for the year, believed to be one of the best performances in that marketplace;
•	The Company’s Alaska projects continued to progress. The BP-owned Liberty rig is being commissioned on site in preparation to begin drilling operations in mid-2010. Construction continued on the two Parker-owned arctic land rigs scheduled for delivery to Alaska during the third quarter;
•	Parker employees set a new company record for safety. The Company’s Total Recordable Incident Rate (TRIR) for 2009 was 0.48, a better safety performance than our 2008 record-setting level and significantly better than the industry’s average TRIR of 1.19.
Mr. Mannon added, “Our 2009 results reflect the impact of the decline in domestic drilling and slowdown of international activity and demonstrate the advantages of our focused strategy. In the difficult market conditions we faced we remained profitable and we made market gains in some key areas.”
Commenting on the business outlook, Mr. Mannon said, “More recently, market declines have moderated and there are signs in some areas that improvements are underway. The utilization rate for the U.S. Gulf of Mexico barge drilling fleet has improved, though dayrates remain low. The domestic land rig count has recovered significantly, particularly in the shale plays where rental tool usage is more prevalent, leading to growing demand for rental tools and a lessening of price discounts. The number of international rig tenders has grown, yet commitments are slow to develop and pressure on dayrates remains. Our project engineering and project management opportunities are growing, indicating an expanded field for Parker’s unique capabilities and offering the prospect of significant future growth from this business segment.
“Though we are encouraged by the recent direction of activity in some of our markets, we remain cautious about the immediacy of a broad upturn and the near term impact on our financial performance. We believe we are well positioned to deliver profitable growth as the markets improve. To enhance the potential of this, we will continue to focus on cost management within our operations, improvements in delivering efficient performance to our customers and maintaining a safe working environment for our employees,” Mannon concluded.
Fourth Quarter Review
Results for the three months ended December 31, 2009, included the impact of several non-routine items that decreased net income by $3.8 million. At the end of 2009 Parker retired three unutilized and previously cold-stacked rigs — two workover barge rigs and one international land rig. The effect of these retirements was to reduce pre-tax income by $1.9 million or $0.01 per diluted share, after taxes. In addition, the Company received a settlement in connection with litigation over a Parker-owned rig damaged in 2005, resulting in pre-tax income of $3.8 million or $0.02 per diluted share, after taxes. Also included in non-routine expenses are the costs related to the ongoing Department of Justice and Securities and Exchange Commission investigations and our related internal review regarding services provided by a customs agent in certain countries and possible violations at the Foreign Corrupt Practices Act and other laws, in addition to a provision for other regulatory expenses. The fourth quarter pre-tax cost of these was $3.9 million or $0.02 per diluted share, after taxes. The Company also adjusted the expected impact of a previously recorded recovery of foreign tax credits. The fourth quarter impact of this was $2.5 million or $0.02 per diluted share. The results for the 2008 fourth quarter included non-routine, net after-tax expense of $69.8 million or $0.62 per diluted share. Details of the non-routine items are provided in the attached financial tables.

Parker’s revenues for the 2009 fourth quarter declined to $175.8 million, or by 17 percent, from 2008 fourth quarter revenues of $212.4 million. The Company’s 2009 fourth quarter gross margin declined to $43.0 million, or by 46 percent, from the 2008 fourth quarter gross margin of $79.6 million, while gross margin as a percentage of revenues decreased to 24.5 percent in the 2009 fourth quarter from 37.5 percent in the 2008 fourth quarter.
•	International Drilling revenues declined to $72.7 million from $86.2 million, and gross margin declined to $21.9 million from $27.7 million. The decrease in revenues was the result of lower average fleet utilization, modestly higher average dayrates and the impact of Barge Rig 257 being in a shipyard for a scheduled overhaul and upgrade during part of the quarter. These effects were partially offset by lower operating costs throughout the segment.
Average fleet utilization for the 2009 fourth quarter was 64 percent, compared with 87 percent for the prior year’s fourth quarter and 61 percent for the preceding third quarter. For the fourth quarter, the ten-rig Americas regional fleet operated at 80 percent utilization, the twelve-rig CIS/AME regional fleet operated at 68 percent utilization, and the eight-rig Asia Pacific regional fleet operated at 46 percent utilization. Rig 259 was retired at the end of 2009, reducing the Company’s international fleet to 30 rigs and the CIS/AME regional fleet to eleven rigs. (Additional rig fleet information is available on Parker’s website under “Investor Relations” at “Quarterly Support Materials”).
•	U.S. Barge Drilling revenues declined to $14.5 million from $33.6 million, while gross margin fell to $1.3 million from $14.7 million. The operation produced a better-than-breakeven gross margin despite the downturn in industry demand, lower fleet utilization and significantly reduced dayrates.
Average fleet utilization for the 2009 fourth quarter was 51 percent, compared with 61 percent for the prior year’s fourth quarter and 33 percent for the preceding third quarter. The Company’s barge fleet dayrates averaged $19,300 for the 2009 fourth quarter, compared with $39,400 for the prior year’s fourth quarter and $26,200 for the preceding third quarter. At year-end 2009, Parker’s Gulf of Mexico barge rig fleet was reduced to 13 rigs with the retirements of Rigs 6B and 16B. (Additional rig fleet information is available on Parker’s website under “Investor Relations” at “Quarterly Support Materials”).
•	Revenues for Rental Tools declined to $25.1 million from $45.7 million, and the segment’s gross margin declined to $13.8 million from $28.7 million, primarily due to the decline in U.S. land and Gulf of Mexico shelf drilling activity and the impact of price discounting. This was partially offset by increased demand for workover equipment, growing coverage in the U.S. shale drilling areas and additional offshore deep drilling and international placements.
•	Project Management and Engineering Services revenues declined to $27.6 million from $37.9 million, and gross margin declined to $5.4 million from $8.1 million. The prior year included revenues associated with the relocation and upgrade of the “Yastreb” for ExxonNeftegas (ENL) on Sakhalin Island and operational revenues for ENL’s Orlan platform which has since moved to a warm-stack rate with reduced crews.

•	Construction Contract revenues increased to $35.8 million from $8.9 million while gross margin increased to $0.6 million from $0.5 million. These increases are primarily due to the expanded scope and content of reimbursables at this stage of the BP Liberty project.
Capital Spending and Capitalization
Capital expenditures for 2009 were $160.1 million, including $33.2 million for the 2009 fourth quarter. The 2009 spending included $62.2 million for the construction of Parker’s two newbuild arctic land rigs for Alaska and $36.8 million for tubular goods and other rental equipment.
At December 31, 2009, total debt was $423.8 million and the Company’s total debt-to-capitalization ratio was 41.6 percent, compared with 43.1 percent at the end of 2008. The Company’s term loan is being amortized through 2013. The remaining components of the Company’s debt do not mature until 2012 and 2013.
Conference Call
Parker Drilling has scheduled a conference call for 10:00 a.m. CST (11:00 a.m. EST) on Thursday, February 25, 2010 to discuss its 2009 fourth quarter results. Those interested in listening to the call by telephone may do so by dialing 480-629-9770. Alternatively, the call can be accessed through the Investor Relations section of the Company’s Web site at http://www.parkerdrilling.com. A replay of the call will be available by telephone from February 25 to March 4, 2010 by dialing 303-590-3030 and using the access code 4204147#, and for 12 months on the Company’s Web site.
Cautionary Statement
This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company’s rigs, rental tools operations and projects under management, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the ongoing credit crisis, the volatility in oil and natural gas prices, which could reduce the demand for drilling services. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, including the report on Form 10-K for the year December 31, 2008. Each forward-looking statement speaks only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statement.
CONTACT: Media, Rose Maltby, +1-281-406-2212, or Investors, Richard Bajenski, +1-281-406-2030, both of Parker Drilling

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets

	December 31, 2009	December 31, 2008
	(Unaudited)
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$108,803	$172,298
Accounts and Notes Receivable, Net	188,687	186,164
Rig Materials and Supplies	31,633	30,241
Deferred Costs	4,531	7,804
Deferred Income Taxes	9,650	9,735
Other Current Assets	100,225	67,049

TOTAL CURRENT ASSETS	443,529	473,291

PROPERTY, PLANT AND EQUIPMENT, NET	716,798	675,548

OTHER ASSETS
Deferred Income Taxes	55,749	22,956
Other Assets	27,010	33,925

TOTAL OTHER ASSETS	82,759	56,881

TOTAL ASSETS	$1,243,086	$1,205,720

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$12,000	$6,000
Accounts Payable and Accrued Liabilities	177,036	152,528

TOTAL CURRENT LIABILITIES	189,036	158,528

LONG-TERM DEBT	411,831	435,394

LONG-TERM DEFERRED TAX LIABILITY	16,074	8,230

OTHER LONG-TERM LIABILITIES	30,246	21,396

STOCKHOLDERS’ EQUITY	595,899	582,172

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,243,086	$1,205,720

Current Ratio	2.35	2.99

Total Debt as a Percent of Capitalization	42%	43%

Book Value Per Common Share	$5.13	$5.13

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Dollars in Thousands)		(Dollars in Thousands)
REVENUES:
International Drilling	$72,712	$86,211	$293,338	$325,096
U.S. Drilling	14,533	33,634	49,628	173,633
Project Management and Engineering Services	27,631	37,928	109,445	110,147
Construction Contract	35,800	8,911	185,442	49,412
Rental Tools	25,109	45,696	115,057	171,554

TOTAL REVENUES	175,785	212,380	752,910	829,842

OPERATING EXPENSES:
International Drilling	50,858	58,494	191,486	231,409
U.S. Drilling	13,233	18,929	48,054	84,431
Project Management and Engineering Services	22,202	29,858	85,799	91,677
Construction Contract	35,194	8,442	177,311	46,815
Rental Tools	11,302	17,034	52,740	67,048
Depreciation and Amortization	28,593	31,961	113,975	116,956

TOTAL OPERATING EXPENSES	161,382	164,718	669,365	638,336

TOTAL OPERATING GROSS MARGIN	14,403	47,662	83,545	191,506

General and Administrative Expense	(11,485)	(10,288)	(45,483)	(34,708)
Impairment of Goodwill	—	(100,315)	—	(100,315)
Provision for Reduction in Carrying Value of Certain Assets	(1,889)	—	(4,646)	—
Gain on Disposition of Assets, Net	3,899	683	5,906	2,697

TOTAL OPERATING INCOME	4,928	(62,258)	39,322	59,180

OTHER INCOME AND (EXPENSE):
Interest Expense	(6,787)	(8,358)	(29,450)	(29,266)
Interest Income	146	284	1,041	1,405
Equity in Loss of Unconsolidated Joint Venture and Related Charges, net of tax	—	—	—	(1,105)
Other Income (Expense)	(721)	(1,047)	(1,086)	(544)

TOTAL OTHER INCOME AND (EXPENSE)	(7,362)	(9,121)	(29,495)	(29,510)

INCOME (LOSS) BEFORE INCOME TAXES	(2,434)	(71,379)	9,827	29,670

INCOME TAX EXPENSE (BENEFIT)
Current	1,200	(14,563)	15,424	(1,539)
Deferred	690	(16,615)	(14,864)	8,481

TOTAL INCOME TAX EXPENSE (BENEFIT)	1,890	(31,178)	560	6,942

NET INCOME	$(4,324)	$(40,201)	$9,267	$22,728

EARNINGS PER SHARE — BASIC
Net Income	$(0.04)	$(0.36)	$0.08	$0.20

EARNINGS PER SHARE — DILUTED
Net Income	$(0.04)	$(0.36)	$0.08	$0.20

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	113,288,308	111,866,943	113,000,555	111,400,396
Diluted	115,483,718	112,148,249	114,946,584	112,430,545

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2009	2008	2009
	(Dollars in Thousands)
REVENUES:
International Drilling	$72,712	$86,211	$63,966
U.S. Drilling	14,533	33,634	12,350
Project Management and Engineering Services	27,631	37,928	25,869
Construction Contract	35,800	8,911	55,325
Rental Tools	25,109	45,696	23,899

Total Revenues	175,785	212,380	181,409

OPERATING EXPENSES:
International Drilling	50,858	58,494	41,964
U.S. Drilling	13,233	18,929	10,057
Project Management and Engineering Services	22,202	29,858	19,420
Construction Contract	35,194	8,442	52,203
Rental Tools	11,302	17,034	12,232

Total Operating Expenses	132,789	132,757	135,876

OPERATING GROSS MARGIN:
International Drilling	21,854	27,717	22,002
U.S. Drilling	1,300	14,705	2,293
Project Management and Engineering Services	5,429	8,070	6,449
Construction Contract	606	469	3,122
Rental Tools	13,807	28,662	11,667
Depreciation and Amortization	(28,593)	(31,961)	(29,307)

Total Operating Gross Margin	14,403	47,662	16,226

General and Administrative Expense	(11,485)	(10,288)	(9,812)
Impairment of Goodwill	—	(100,315)	—
Provision for Reduction in Carrying Value of Certain Assets	(1,889)	—	(2,757)
Gain on Disposition of Assets, Net	3,899	683	1,225

TOTAL OPERATING INCOME	$4,928	$(62,258)	$4,882

Marketable Rig Count Summary
As of December 31, 2009

Total
U.S. Gulf of Mexico Barge Rigs
Intermediate	3
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	13

International Land and Barge Rigs
Asia Pacific	8
Americas	10
CIS/AME	11
Other	1

Total International Land and Barge Rigs	30

Total Marketable Rigs	43

Adjusted EBITDA
(Dollars in Thousands)

	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
Previously Reported Net Income (Loss)	$(4,324)	$7,094	$4,391	$2,106	$(39,477)	$18,551	$22,596	$23,888	$34,571	$22,653
Restated Interest Expense, Net of Tax — Per APB 14-1	—	—	—	—	(724)	(721)	(699)	(686)	(670)	(562)

Restated Net Income (Loss)	(4,324)	7,094	4,391	2,106	(40,201)	17,830	21,897	23,202	33,901	22,091
Adjustments:
Income Tax (Benefit) Expense	1,890	(9,155)	5,079	2,746	(31,178)	19,673	13,762	4,685	(21,830)	18,803
Total Other Income and Expense	7,362	6,943	7,398	7,792	9,121	6,344	6,531	7,514	31,385	9,706
Loss/(Gain) on Disposition of Assets, Net	(3,899)	(1,225)	(704)	(78)	(683)	(799)	(636)	(579)	784	(543)
Impairment of Goodwill						—	—	—	—	100,315
Depreciation and Amortization	28,593	29,307	28,951	27,124	31,961	30,663	28,166	26,166	25,059	23,043
Provision for Reduction in Carrying Value of Certain Assets	1,889	2,757	—	—	—	—	—	—	371	1,091

Adjusted EBITDA	$31,511	$35,721	$45,115	$39,690	$69,335	$73,711	$69,720	$60,988	$69,670	$74,191

Adjustments:
Non-routine Items	2,998	2,402	4,048	5,308	6,279	2,264	2,885	441	—	—

Adjusted EBITDA after Non-routine Items	$34,509	$38,123	$49,163	$44,998	$75,614	$75,975	$72,605	$61,429	$69,670	$74,191

PARKER DRILLING COMPANY AND SUBSIDIARIES
Reconciliation of Non-Routine Items *
(Unaudited)
(Dollars in Thousands, except Per Share)

	Three Months Ending	Year Ending
	December 31, 2009	December 31, 2009
Net income	$(4,324)	$9,267
Earnings per diluted share	$(0.04)	$0.08

Adjustments:
Provision for reduction in carrying value	$1,889	$4,646
Rig 57B settlement	(3,750)	(3,750)
U.S. regulatory investigations / legal matters	3,944	15,702

Total adjustments	$2,083	$16,598
Tax effect of pre-tax non-routine adjustments	(729)	(5,809)
Prior Years Foreign Tax Credits/Fin 48 reserve	2,464	(3,589)

Net non-routine adjustments	$3,818	$7,200

Adjusted net income	$(506)	$16,467

Adjusted earnings per diluted share	$0.00	$0.14

	Three Months Ending	Year Ending
	December 31, 2008	December 31, 2008
Previously reported net income	$(39,477)	$25,558
Previously reported earnings per diluted share	$(0.35)	$0.23

Restated interest expense, net of tax — per APB 14-1	$(724)	$(2,830)

Restated net income	$(40,201)	$22,728
Restated earnings per share	$(0.36)	$0.20

Adjustments:
Impairment of Goodwill	$100,315	$100,315
Saudi Arabia	—	1,105
FIN 48 tax benefit — Kazakhstan	—	(10,560)
PNG tax	—	4,127
Other FIN 48 adjustments	—	2,407
Prior year tax credits	(12,539)	(12,539)
DOJ investigation	6,279	11,869

Total adjustments	$94,055	$96,724
Tax effect of non-routine adjustments	(24,672)	(26,891)

Net non-routine adjustments	$69,384	$69,833

Adjusted net income	$29,183	$92,561

Adjusted earnings per diluted share	$0.26	$0.82

*	Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company’s performance.